As filed with the Securities and Exchange Commission on September 3, 2015      Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Utah, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	87-0398434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7030 Park Centre Drive
Cottonwood Heights, Utah 84121
(Address of registrant’s principal executive office) (Zip Code)

DYNATRONICS CORPORATION 2015 EQUITY INCENTIVE AWARD PLAN

(Full title of the plan)

Kelvyn H. Cullimore, Jr.
Chief Executive Officer
Dynatronics Corporation
7030 Park Centre Drive
Cottonwood Heights, Utah 84121
(Name and address of agent for service)

(801) 568-7000
(Telephone number, including area code, of agent for service)

Copies to:

Kevin R. Pinegar
Wayne D. Swan
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
(801) 415-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, without par value	500,000 shares	$3.02	$1,510,000	$175.46

(1)
This Registration Statement covers 500,000 shares of common stock authorized to be offered and sold under the Dynatronics Corporation 2015 Equity Incentive Award Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions.

(2)
Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s shares of common stock as reported on The Nasdaq Capital Market on September 2, 2015.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(h)(1) and 457(c) of the Securities Act, based on a rate of $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Dynatronics Corporation (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register 500,000 shares of the Registrant’s common stock, without par value, for issuance under the Dynatronics Corporation 2015 Equity Incentive Award Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (as amended by Amendment No. 1 on Form 10-K/A for the year ended June 30, 2014 filed on October 28, 2014);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2014, December 31, 2014, and March 31, 2015;

(c)
the Registrant’s Current Reports on Form 8-K filed on November 12, 2014, November 14, 2014, March 17, 2015, March 27, 2015, May 4, 2015, May 15, 2015, July 1, 2015, July 8, 2015, and July 22, 2015 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

(d)
the description of the Registrant’s shares of common stock, without par value (the “Common Stock”), contained in the Registrant’s registration statement on Form S-1, as amended, initially filed with the SEC and effective November 2, 1984 (No. 2-85045), including any amendment to that form that Registrant may have filed in the past, or may file in the future, for the purpose of updating the description of the Common Stock.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed with the SEC. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Utah Revised Business Corporation Act (the “Revised Act”).  Section 16-10a-902 (“Section 902”) of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.  On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

The Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, Bylaws, general or specific action of its board of directors or contract.

The Registrant’s Amended and Restated Bylaws provide for indemnification of its officers and directors to the fullest extent permitted under Utah law with respect to any claims, costs, losses, judgments and amounts paid in settlement resulting from actions against such officers and directors in their capacities as such, except in connection with claims or liability arising out of the director or officer’s own negligence or willful misconduct.  The Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits

Exhibit Number	Exhibit

4.1	Dynatronics Corporation 2015 Equity Incentive Award Plan and forms of Incentive Stock Option Award and Non-statutory Stock Option Award

5.1	Opinion of Durham Jones & Pinegar, P.C.

23.1	Consent of Independent Registered Public Accounting Firm Larson & Company

23.2	Consent of Independent Registered Public Accounting Firm Mantyla McReynolds, LLC

23.3	Consent of Durham Jones & Pinegar, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cottonwood Heights, State of Utah on this 3rd day of September, 2015.

DYNATRONICS CORPORATION

By:	/s/ Kelvyn H. Cullimore
Name:	Kelvyn H. Cullimore, Jr.
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelvyn H. Cullimore and Larry K. Beardall, or either of them acting alone or together, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement (or amendment thereto) for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/S/ Kelvyn H. Cullimore Kelvyn H. Cullimore	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 3, 2015

/S/ Terry M. Atkinson Terry M. Atkinson	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2015

/s/ Larry K. Beardall Larry K. Beardall	Executive Vice President, Director	September 3, 2015

/s/ Howard L. Edwards Howard L. Edwards	Director	September 3, 2015

/s/ Erin S. Enright Erin S. Enright	Director	September 3, 2015

/s/Brian M. Larkin Brian M. Larkin	Director	September 3, 2015

/s/ Richard Linder Richard Linder	Director	September 3, 2015

/s/ R. Scott Ward R. Scott Ward	Director	September 3, 2015

Exhibit Index

Exhibit Number	Exhibit

4.1	Dynatronics Corporation 2015 Equity Incentive Award Plan and forms of Incentive Stock Option Award and Non-statutory Stock Option Award

5.1	Opinion of Durham Jones & Pinegar, P.C.

23.1	Consent of Independent Registered Public Accounting Firm Larson & Company

23.2	Consent of Independent Registered Public Accounting Firm Mantyla McReynolds, LLC

23.3	Consent of Durham Jones & Pinegar, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)